EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Northern Community Bancorp and Subsidiary

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-37874, No. 333-136977, and No. 333-207951) of First Northern Community Bancorp of our report dated March 8, 2018, relating to the consolidated financial statements of First Northern Community Bancorp as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the Annual Report on Form 10-K of First Northern Community Bancorp for the year ended December 31, 2017.

/s/ MOSS ADAMS LLP

Los Angeles, California
March 8, 2018